Exhibit 10.25

50 Washington Street, 11th Fl., Norwalk, CT 06854

February 29, 2008

Mr. John C. Ferrara

81 White Oak Shade

New Canaan, CT 06840

Re: Executive Employment Terms

Dear John:

This letter will confirm the terms of your compensation, duties and post employment benefits at EDGAR Online, Inc. (“EOL”). Your employment with EOL is subject to EOL’s employee handbook, policies and benefits. You will be regarded as an at-will employee. As an at-will employee either you or EOL may terminate the employment relationship at any time. This letter will also detail your post employment obligations in the event of your separation from EOL.

Position & Compensation

Your start date will be March 3,2008. You shall perform the duties of EOL’s Chief Financial Officer in addition to those duties assigned to you by EOL’s Chief Executive Officer (“CEO”) or Board of Directors. You will report into EOL’s CEO: You will assume the title of Chief Financial officer immediately after the Company files its Annual Report on Form 10-K which is expected to be on or before March 15, 2008. You will receive an annualized salary of two hundred twenty-five thousand dollars ($225,000), a bonus opportunity of up to fifty thousand dollars ($50,000) for 2008, a grant of fifty thousand (50,000) EOL Stock Options and EOL’s standard employee benefits. This stock option grant is subject to approval of EOL’s Board of Directors, will vest over three (3) years in equal annual installments and have an exercise price set by the closing price of EOL shares on the grant date.

Severance - Cause

In the event your employment is terminated for “cause”, EOL shall only be liable for payment of your accrued salary and benefits up to the date of termination. EOL shall have cause to terminate your employment if: (a) you fail to substantially perform your job related duties, (b) you engage in criminal acts (e.g., embezzlement or fraud) or unprofessional conduct which is injurious to EOL, (c) you are convicted or plead guilty to a felony or misdemeanor involving theft, larceny, or moral turpitude; or (d) you are grossly negligent in the performance of your duties.

Severance - Without Cause

In the event your employment is terminated without cause during the first twelve (12) months of your employment, EOL shall be obligated to continue your salary payments for six (6) months from your last date of employment. If your employment is terminated without cause after the first twelve (12) months of your employment, EOL shall be obligated to continue your salary payments for twelve (12) months from your last date of employment. Such payments to be made through EOL’s regularly scheduled payroll over the duration of this period.

Chance of Control, Termination Without Cause and Accelerated Vesting

In the event there is a “change of control” of EOL or if your employment is terminated without cause all stock options and other awards received by you under EOL’s stock plan (collectively “Stock Option(s)”) shall immediately vest and remain exercisable by you for the lesser of the original term of the Stock Option or five (5) years. A change of control shall mean: a) the acquisition of fifty percent (50%) or more of EOL’s outstanding common stock or EOL’s voting securities; b) the sale of all or substantially all of the assets of EOL, other than to a subsidiary of EOL, which is approved by EOL’s stockholders; or c) the reorganization, merger or consolidation of EOL into another entity, which is approved by EOL’s stockholders.

Confidentiality:

During your employment with EOL you will have access to proprietary and confidential information of EOL. Your confidentiality and non-disclosure obligations will be subject to the terms of the Confidentiality Agreement attached hereto, the terms of which are hereby incorporated by reference. This agreement must be signed prior to the start of your employment.

Non-solicit, non-compete:

In consideration of your employment and the payments and other benefits set out in this document, you agree that for a period of twelve (12) months from your last date of employment not to: (a) directly or indirectly, contact, solicit or direct any person, firm, or corporation to contact or solicit, any of EOL’s customers, prospective customers, or business partners for the purpose of selling or attempting to sell, any products and/or services that are the same or substantially similar to the products and services provided by EOL to its customers during your employment. In addition, you will not disclose the identity of any such business partners, customers, or prospective customers, or any part thereof, to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever; (b) directly or indirectly, engage or carrying on in any manner (including, without limitation, as principal, shareholder, partner, lender, agent, employee, consultant, or investor (other than a passive investor with less than a five percent (5%) interest), trustee or through the agency of any corporation, partnership, limited liability company, or association) in any business that is in competition with the business of EOL, and has an office located within one hundred fifty (150) miles of EOL’s New York City office; or (c) solicit on your own behalf or on behalf of any other person, the services of any person who is an employee of EOL, or solicit any of EOL’s employees to terminate employment with EOL.

Miscellaneous:

This document contains the full and complete understanding between yourself and EOL with respect to your compensation and post employment obligations with EOL as set out above. No statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein. These terms shall not be modified or amended without the written consent of you and EOL. If any term or condition set forth in this letter agreement is found by a court to be unenforceable, then the remaining terms and conditions will remain in full force and effect. Terms and conditions found to be unenforceable, if any, will be modified by the court to conform to a provision that most closely expresses the intent of the unenforceable term or condition. This letter agreement shall be governed by and construed in accordance with the laws of the State of Connecticut. In the event of dispute of this agreement you hereby consent to the exclusive jurisdiction of the courts located in Connecticut.

The offer contained in this letter agreement is subject to the completion of a satisfactory background and credit check by EOL. Kindly indicate your acceptance of the terms contained herein by signing below and returning the original to my attention. Congratulations on joining EOL.

Sincerely,

Tom Flanagan

Director Human Resources

Accepted and Agreed to by:
EDGAR Online, Inc.		John C. Ferrara

Signature:		Signature:
Name:	Philip Moyer
Title:	CEO
Date:	2/29/08	Date:	2/29/08